Exhibit 10.9

STRICTLY PRIVATE AND CONFIDENTIAL

Dated ___________________________ 2021
ACHILLES THERAPEUTICS PLC and IRAJ ALI
SERVICE AGREEMENT

GQ|Litter 21 Ironmonger Lane London EC2V 8EY Tel: 0203 375 0330 gqemploymentlaw.com

THIS AGREEMENT is entered into between the parties on __________________ 2021

PARTIES

(1)

ACHILLES THERAPEUTICS PLC a company incorporated and registered in England and Wales with company number 13027460 and whose registered office is at 245 Hammersmith Road, London, United Kingdom, W6 8PW (the “Company”); and

(2)	IRAJ ALI of 40 Bolton Gardens, Teddington, TW11 9AY (the “Executive”).

AGREED TERMS

1.	Definitions

1.1	The following terms shall have the following meanings unless the context requires otherwise:

“Alternative Employment” means the provision of service or services to any third party by the Executive whether as employee, consultant, the holder of an office or otherwise;

“Board” means the board of directors of the Company or any person or committee of the board duly appointed by it;

“Capacity” means as agent, consultant, director, employee, owner, partner, shareholder or otherwise;

“Commencement Date” means the date of Listing;

“Confidential Information” means trade secrets, knowhow and information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company or any of their suppliers, customers, agents, shareholders or management, including (but not limited to):

a)

financial information relating to the Company and any Group Company including (but not limited to) management accounts, sales forecasts, dividend forecasts, profit and loss accounts and balance sheets, draft accounts, results, order schedules, profit margins, pricing strategies and other information regarding the performance or future performance of the Company or any Group Company;

b)

client or customer or supplier or manufacturer or distributor or collaborator or end user lists and contact lists, details of the terms of business with, the fees and commissions charged to or by and the requirements of customers or clients, prospective customers or clients, buyers, producers and suppliers of the Company or any Group Company;

c)

scientific and technical information, including details of research projects and plans, compounds under development, results and data from trials, and the skills, experience and qualifications of individuals working for the Company;

d)

commercial information, including the terms and conditions of commercial agreements (and the existence of such agreements), the identity of customers, suppliers and collaborative partners, and the purchase and sale of policies and procedures;

e)

strategic and financial information, including business plans, decisions of the Board of Directors, past and current projects and proposals, and unpublished accounts, any information relating to expansion plans, business strategy, marketing plans, and presentations, tenders, projects, joint ventures or acquisitions and developments contemplated, offered or undertaken by the Company or any Group Company;

f)	details of the employees, officers and workers of and consultants to the Company or any Group Company their job skills and capabilities and of the remuneration and other benefits paid to them;

g)	litigation, potential litigation, legal advice and any information to which legal privilege could be asserted may apply;

h)

copies or details of and information relating to know-how, compounds, ingredients, recipes, samples, research activities, inventions, creative briefs, ideas, computer programs (whether in source code or object code) secret processes, designs and formulae or other intellectual property undertaken, commissioned or produced by or on behalf of the Company or any Group Company;

i)	confidential reports or research commissioned by or provided to the Company or any Group Company and any trade secrets and confidential transactions of the Company or any Group Company;

j)

details of any marketing, development, pre-selling or other exploitation of any intellectual property or other rights of the Company or any Group Company, any proposed options or agreements to purchase, licence or otherwise exploit any intellectual property of the Company or any Group Company, any intellectual property which is under consideration for development by the Company or any Group Company, any advertising, marketing or promotional campaign which the Company or any Group Company is to conduct; and

k)

information from third parties, including confidential information relating to any Group Company and information received in confidence from a third party, including information provided by any collaborative partners, agents, buyers, clients, consultants, customers, suppliers, manufacturers, distributors, collaborators, end users or other persons;

l)	any information which the Executive ought reasonably to know is confidential except, in each case, the extent publicly disclosed by a Group Company or otherwise readily available in the public domain without significant expenditure of time, effort or resources

“Copies” means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information;

“Garden Leave” means any period during which the Company has exercised its rights under clause 22;

“Group Company” means the Company and any group undertaking (as such term is defined in section 1161(5) of the Companies Act 2006) of the Company in any jurisdiction from time to time;

“Intellectual Property Rights” means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Invention” means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium;

“Listing” means the initial public offering of American Depositary Shares representing ordinary shares of the Company on the Nasdaq Global Market becoming effective;

“Permitted Investment” has the meaning given to it in clause 16.2;

“Quoted Companies” has the meaning given in s385(2) of the Companies Act 2006;

“Quoted Company Requirements” means (a) all legal and regulatory obligations, codes of practice and recommendations which apply to the Executive or any Group Company relating to transactions in securities, related party transactions and inside information (including the Company’s share dealing policy) and all legal requirements applicable to Quoted Companies; and (b) the Financial Services and Markets Act 2000 and the Criminal Justice Act 1993, in each case as amended or superseded from time to time and (c) as applicable, the securities laws of the United States, including but not limited to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the Listing Rules of The Nasdaq Stock Market, each as amended from time to time; and

“Termination” means the termination of the Executive’s employment under this Agreement however caused, whether lawful or not, and “Termination Date” means the date of Termination.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	words in the singular include the plural and in the plural include the singular;

1.2.2

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.3	the headings are inserted for convenience only and shall not affect its construction;

1.2.4

reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it;

1.2.5	the Schedules shall form part of this Agreement, shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules; and

1.2.6	reference to any regulator or other body includes a reference to any successor.

2.	Conditionality; Term of Employment

2.1

This Agreement is being entered into in conjunction with the proposed Listing. The Executive acknowledges that the Listing will benefit him as an employee and shareholder of the Company and accordingly agrees that the Listing, his continued employment within the Group and the payment to him of £[1] constitute adequate and valuable consideration for the obligations under this Agreement, including in particular those at clauses 17 and 24 and Schedule 1.

2.2

The Executive’s employment under the terms of this Agreement is conditional upon and shall commence on Listing and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving the other not less than six months’ prior notice in writing.

2.3	The Executive’s period of continuous employment for the purposes of the Employment Rights Act 1996 commenced on 22 December 2016.

3.	Warranties

3.1	The Executive warrants that:

3.1.1	all information provided to the Company by or on behalf of the Executive during the recruitment process is true, complete and not misleading;

3.1.2	the Executive is entitled to work in the United Kingdom; and

3.1.3

the Executive is not prevented by the terms of any agreement or court order from continuing employment with the Company on the Commencement Date and that there are no express or implied terms of any contract with (or other obligation to) any third party that could prevent or hinder the performance of the Executive’s duties to any Group Company.

3.2

It is a condition of this employment that the Executive has and maintains during the course of this employment, valid United Kingdom immigration permission which permits the Executive to be employed by the Company in the role for which the Executive is employed. The Executive must notify the Company immediately if at any time the Executive does not meet this condition. The Executive must produce to the Company for inspection the documents proving this right to the Company’s satisfaction upon the Commencement Date and otherwise upon request.

3.3

If the Executive is in breach of any of the warranties or fails to satisfy any of the conditions set out in this clause 3 then the Company shall be entitled to terminate the Executive’s employment summarily.

4.	Duties

4.1	The Executive shall serve the Company as the Chief Executive Officer of the Company.

4.2	During the employment the Executive shall:

4.2.1	devote the whole of his working time, attention and abilities to the business of the Company and any other Group Company for which the Executive is required to work from time to time;

4.2.2	faithfully and diligently exercise such powers and perform such duties for each Group Company as may from time to time be assigned by the Board;

4.2.3	comply with all reasonable and lawful directions given by the Board;

4.2.4	promptly make such reports to the Board in connection with the affairs of each Group Company on such matters and at such times as are reasonably required;

4.2.5	report their own wrongdoing and any wrongdoing or proposed or potential wrongdoing of any other employee, officer or consultant of any Group Company to the Board immediately on becoming aware of it;

4.2.6	use their utmost endeavours to promote, protect, develop and extend the business of each Group Company;

4.2.7	comply with their common law, statutory, regulatory and fiduciary duties;

4.2.8	exercise the Executive’s powers jointly with such other person that the Company may appoint; and

4.2.9	at all times conduct the business of each Group Company for which the Executive is responsible in a lawful and ethical manner.

5.	Policies and Procedures

5.1	The Executive will read and comply strictly with:

5.1.1	any code, rules, policies and procedures that apply to each Group Company at all times including without limitation the Code of Ethics, Anti-Bribery Policy and Code of Conduct;

5.1.2	the Quoted Company Requirements; and

5.1.3	any other laws and regulations material to the conduct of the business of the Company or any Group Company.

5.2	Although the Company’s rules, policies and procedures do not form part of this Agreement, failure to comply with them may result in disciplinary action up to and including dismissal.

5.3

The Executive is aware of the Quoted Company Requirements and that a breach of the Quoted Company Requirements carries sanctions including criminal liability, disciplinary action by the Company (up to and including summary dismissal) and disciplinary action by the relevant regulatory authority. Due to the Executive’s position the Executive shall be named on the Company’s list of persons with access to inside information relating to the Company which may be made available to the relevant authorities.

5.4

The Executive must at all times deal with the Company and each Group Company and the regulators of each Group Company in an open and co-operative way and must pro-actively disclose appropriately any information of which the Company or its regulators would reasonably expect notice.

5.5

If in the reasonable opinion of the Board, it is reasonably necessary or expedient to do so in order to discharge any of the Quoted Company Requirements, then the Board may transfer some or all of the Executive’s duties to another person for no longer than is reasonably necessary in order to discharge the relevant Quoted Company Requirements.

6.	Place of Work

6.1	The normal place of work of the Executive is the Company’s offices at 245 Hammersmith Road, London, United Kingdom, W6 8PW or such other location as the Company may require from time to time.

6.2	The Executive agrees to travel on any business of any Group Company (both within the United Kingdom and abroad) as may be required for the proper performance of the Executive’s duties.

6.3

The Executive may be required to work outside of the United Kingdom for a continuous period of more than a month and in these circumstances the terms that apply will be separately communicated to the Executive.

7.	Hours of Work

7.1

The Executive shall work such hours as are required for the proper and efficient performance of their duties including the Company’s normal business hours which are 9am until 5:30pm from Monday to Friday.

7.2	The Executive agrees that the limit on weekly working time contained in Regulation 4 of The Working Time Regulations 1998 does not apply because Regulation 20 applies to the Executive.

8.	Salary

8.1

The Executive shall be paid a basic salary of £300,000 per annum, subject to deductions required by law. The Executive’s salary shall accrue from day to day, shall be payable in equal monthly instalments in arrears on or about the last day of each month and shall include any director’s fees.

8.2	The salary paid to the Executive may be reviewed annually. The Company is under no obligation to award an increase following a salary review.

8.3

The Company may deduct from the salary or any other sums payable to the Executive any money owed to any Group Company by the Executive. The Executive will reimburse the Company upon demand for the personal use of any Company credit card, any other unauthorised transactions entered into by the Executive or any overpayments made to the Executive.

9.	Expenses

The Company shall reimburse any reasonable travel, hotel, entertainment and other out of pocket expenses wholly, exclusively and necessarily incurred by the Executive in the proper performance of the Executive’s duties under this Agreement subject always to the rules and policies of the Company from time to time and subject to the Executive providing receipts or other evidence of payment as the Company may require.

10.	Annual Bonus

10.1	The Company may at its absolute discretion award the Executive bonus payments of such amounts as the remuneration committee of the Board may determine from time to time.

10.2

The Board may suspend, alter or discontinue any bonus payment(s) or any bonus plan and its eligibility requirements at any time (whether generally or in relation to the Executive only) at its absolute discretion. If the Executive receives any bonus payment the Company is not obliged to make any further bonus payments and any bonus payment will not become part of the Executive’s contractual remuneration or fixed salary. In order to be eligible to receive a bonus payment, the Executive must be in the Company’s employment and not under notice, given or received on the date that the bonus is paid. Bonus entitlement does not accrue in the course of a year, and the Executive is not entitled to payment of a bonus, or any pro rata portion of it, if the Executive leaves employment prior to the date that the bonus is paid.

10.3

The Executive shall not be eligible to be considered for any bonus nor shall any bonus be paid if the Executive is subject to any disciplinary action or investigation at the date any bonus is being considered and/or at the bonus payment date (as applicable) although the Company may reconsider the matter upon the conclusion of the disciplinary action or investigation in question.

10.4

If, at any time in the six year period after any bonus is paid to the Executive, the Company is required to restate its accounts to a material extent or the Board becomes aware of any material malfeasance on the part of the Executive that, in the reasonable opinion of the Board, would have entitled to the Company to terminate the Executive’s employment in accordance with clause 21, then the Board shall be entitled to recalculate the bonus that they would have awarded the Executive in each financial year had these facts been known at the time the bonus was awarded. The Executive shall, if so required by the Board and without prejudice to the Company’s other remedies, repay (on a on a gross basis) the difference between such recalculated bonuses and the bonuses actually paid to the Executive. The repayment shall be made in accordance with a schedule determined by the Board acting reasonably, having given an opportunity to the Executive to make representations in this regard (the “Repayment Schedule”). The Executive agrees that the Company and any Group Company may, without prejudice to any other remedy available to it, deduct any such repayment from any sum otherwise payable to him by the Company or any Group Company in accordance with the Repayment Schedule.

11.	Pensions

11.1

The Company will comply with its legal obligations from time to time in respect of pension provision and will notify the Executive of pension arrangements as appropriate. The Company reserves the right to vary or amend any pension arrangements (including any employer or employee contributions) in place from time to time, including, without limitation, where necessary for the Company to comply with its legal obligations from time to time or for any other reason.

11.2

The Executive’s participation in the Company’s pension arrangements is subject to the rules of the relevant scheme and the statutory requirement as each are varied from time to time. In particular, the Company reserves the right to change the scheme provider, the funds available, the charging structure and the default fund from time to time. The Executive should seek independent financial advice on their position before they are enrolled.

12.	Benefit Plans

12.1	Subject to the remainder of this clause 12 and to clause 14.4, the Executive shall, during employment, be eligible to participate in the following benefit plans operated by the Company:

12.1.1	the Company’s private medical insurance scheme for the Executive and their family’s benefit;

12.1.2	the Company’s life assurance scheme life assurance;

12.1.3	permanent insurance cover; and

12.1.4	such other benefit schemes as may be applicable within the Company to employees of comparable seniority or as specifically recommended by the Remuneration Committee.

12.2	The Executive’s participation in the benefit plans referred to in this clause are subject to:

12.2.1	the terms of that benefit plan, as amended from time to time;

12.2.2	the rules or the insurance policy of the relevant benefit provider, as amended from time to time; and

12.2.3

the Executive satisfying the normal underwriting requirements of the relevant benefits provider (which may involve a medical and/or a medical questionnaire) and the premium being at a rate which the Company considers reasonable.

12.3

The Company’s obligation under this clause is limited to paying premiums to the relevant benefits provider. If the benefit provider refuses to accept a claim under the relevant benefit plan the Company shall have no obligation or responsibility to challenge that decision or to compensate the Executive.

12.4	The Company reserves the right to discontinue, vary or amend each benefit plan (including the level of cover) at any time on reasonable notice to the Executive.

13.	Holidays

13.1

The Executive shall be entitled to 25 days’ paid holiday in each holiday year together with the usual public holidays in England to be taken at times convenient to the Company and authorised in advance.

13.2

The Company’s holiday year runs between 1 January and 31 December. If the Executive’s employment commences or terminates part way through a holiday year, the Executive’s entitlement during that holiday year shall be calculated on a pro rata basis rounded up to the nearest whole day.

13.3

The Executive shall have no entitlement to any payment in lieu of accrued but untaken holiday except on Termination. The amount of such payment in lieu shall be 1/260th of the Executive’s salary for each untaken day of entitlement.

13.4

If on Termination the Executive has taken in excess of their accrued holiday entitlement, the Company shall be entitled to recover from the Executive by way of deduction from any payments due to the Executive or otherwise, one day’s pay for each excess day calculated at 1/260th of the Executive’s salary.

13.5

If either party has served notice to terminate the employment, the Company may require the Executive to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.

14.	Sickness

14.1

The Executive will be entitled to statutory sick pay in accordance with the prevailing rules of the statutory sick pay scheme. Any further payments to the Executive during any period of absence on account of sickness or injury will be at the absolute discretion of the Company. Whilst it is the current policy of the Company to pay full salary (inclusive of any entitlement to statutory sick pay) during periods of sickness or incapacity not exceeding twelve (12) weeks in any rolling twelve (12) month period, the Company reserves the right to cancel, suspend or reduce such payments at any time.

14.2

The Executive must comply with the Company’s sickness absence notification procedures. Any period of absence of up to five days may be self-certified and any period of absence of more than five days must be supported by doctor’s certificate.

14.3	The Executive consents to undergo a medical examination by a doctor nominated by the Company at the Company’s request and expense.

14.4

The rights of the Company to terminate the Executive’s employment under the terms of this Agreement apply even when such termination would or might cause the Executive to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

15.	Directorships

15.1	The Executive shall, if requested by the Company during the employment, serve as director of any Group Company as required by the Company from time to time. If so appointed, the Executive will:

15.1.1	comply with the articles of association (as amended from time to time) of any Group Company of which the Executive is a director or otherwise responsible; and

15.1.2	not do anything that would cause the Executive’s disqualification as a director.

15.2	On Termination or at any time at the Company’s request, the Executive shall:

15.2.1	immediately resign, without any claim for compensation, from any directorships in any Group Company; and

15.2.2

transfer to the Company or as it may direct, without payment, any shares or other securities held by the Executive in any Group Company, which are held as a nominee or trustee for or for the benefit of, any Group Company and deliver to the Company the related certificates and do all acts or things necessary to give effect to the same.

15.3	Except with the prior approval of the Board or as required by this Agreement the Executive shall not resign as a director of any Group Company.

15.4

By way of security for the Executive’s obligations under this Agreement, the Executive hereby irrevocably appoints the Company to be their attorney to execute and do any such instrument or thing and generally to use the Executive’s name for the purpose of giving the Company or its nominee the full benefit of clause 15.

15.5

From as soon as reasonably practicable after the Commencement Date, the Company (or a Group Company) will purchase a policy of directors’ and officers’ liability insurance and the Executive shall be covered during his employment, subject to the terms and conditions of the policy from time to time in force, to the same extent as other members of the Board.

16.	Outside Activities and Interests

16.1

The Executive shall not during the employment except as a representative of the Company or with the Board’s prior written consent (whether directly or indirectly, paid or unpaid) be employed, engaged, concerned or interested in any other actual or prospective business, organisation, occupation or profession.

16.2

Nothing in this Agreement shall prevent the Executive from holding an investment by way of shares or other securities to in any entity listed or dealt on a recognised stock exchange (a “Permitted Investment”) provided always that during the term of the employment:

16.2.1	the Permitted Investment shall not constitute more than 3% of the issued share capital of the entity concerned;

16.2.2	the Executive complies with the Quoted Company Requirements; and

16.2.3	the Executive makes to the Board (or as it may direct) full disclosure of all holdings and any actual or apparent conflicts of interest resulting therefrom.

16.3

The Executive shall disclose to the Board any matters relating to the Executive’s spouse or civil partner (or anyone living as such), any children or stepchildren who live with the Executive or who are financially dependent upon the Executive, the Executive’s parents or any body corporate, trust or firm, or trustee or partner whose affairs or actions the Executive controls or with whom the Executive is connected as defined in sections 252 to 256 of the Companies Act 2006 which, if they applied to the Executive, would contravene clauses 16.1 to the extent that the Executive has knowledge of such matters.

17.	Confidential Information

17.1

Without prejudice to the Executive’s common law and fiduciary duties, the Executive shall not during employment or at any time after Termination and whether for their own benefit or for the benefit of any third party:

17.1.1	use any Confidential Information; or

17.1.2	disclose any Confidential Information to any person, company or other organisation whatsoever,

except in the proper course of their duties, as required by law or as authorised by the Board in writing.

17.2

The Executive further undertakes to be careful and diligent so as not to cause any unauthorised disclosure or use of Confidential Information. The Executive shall be responsible for protecting the confidentiality of the Confidential Information and shall use best endeavours to prevent the misuse of Confidential Information by others.

17.3	All Confidential Information and Copies shall be the property of the Company and the Executive shall not make any Copies save in the proper course of their employment.

17.4

Save as authorised by the Board, the Executive shall not make or publish any comment regarding to the business of any Group Company or any of its current or former employees or directors to the media (including on social media).

17.5	Notwithstanding any provision to the contrary, nothing in this Agreement shall prevent the Executive from:

17.5.1

reporting misconduct, or a serious breach of regulatory requirements to any relevant regulator (including, in the case of solicitors, the Solicitors Regulatory Authority) or making an equivalent report to any regulatory authority or body;

17.5.2	making a protected disclosure under the Public Interest Disclosure Act 1998;

17.5.3	reporting a suspected offence to a law enforcement agency;

17.5.4	co-operating with a criminal investigation or prosecution;

17.5.5	making any other disclosure required by law or by a court of competent jurisdiction;

17.5.6

making proper disclosures to a professional adviser (in their capacity as such), such as a legal or tax advisor, medical professional and counsellor, who is bound by a duty of confidentiality that the Restricted Person does not to waive.

17.6	Nothing in this Agreement is intended to prevent or inhibit any report, disclosure or co-operation referred to in clause 17.5 (“Disclosure”) or to influence the substance of such Disclosure.

17.7

Notwithstanding the foregoing, to the extent that any provision of this Agreement (including any warranty, indemnity or clawback provision) would have the effect of improperly preventing, inhibiting or influencing any proper Disclosure by the Executive, it shall be unenforceable against the party upon whom it would have such effect, to the extent necessary to prevent such effect arising but shall otherwise remain enforceable.

18.	Whistleblowing

18.1

It is the duty of the Executive to report to the Board any material breach of legal obligation by any Group Company of which the Executive is aware. Concerns should be reported, in writing, to the Board.

19.	Intellectual Property

19.1

The Executive shall disclose to the Company details of all Inventions and of all works embodying Intellectual Property Rights made solely or jointly with others at any time during course of employment which relate to, or are capable of being used in, the business of any Group Company whether or not in the course of their ordinary duties and whether or not made in working time (together, the “Company IP”). The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in such Company IP shall automatically, on creation, vest in the Company absolutely. To the extent that the Company IP does not vest automatically in the Company the Executive hereby assigns all right, title and interest in the Company IP to the Company with full title guarantee by way of a present assignment of all future rights and shall otherwise hold them on trust for the Company. The Executive agrees promptly to execute all documents and to do all acts as may, in the opinion of the Company, be necessary or desirable to give the Company full benefit of this clause.

19.2	Nothing in this Agreement obliges the Company to seek patent or other protection or to exploit any Invention disclosed by the Executive in accordance with clause 19.1.

19.3

The Executive acknowledges that, save as provided by s40 Patents Act 1977, no further remuneration or compensation is or may become due to him as a result of the performance of his obligations under this clause 19.

19.4

The Executive irrevocably waives all “moral rights” under the Copyright, Designs and Patents Act 1988 (and, to the fullest extent permitted by law, all similar rights in other jurisdictions) which the Executive has or will have in any Company IP.

19.5

By way of security for the Executive’s obligations under this Agreement, the Executive irrevocably appoints the Company to be the Executive’s attorney to execute any instrument or to do anything and generally to use the Executive’s name for the purpose of giving the Company or its nominee the benefit of this clause 19. The Executive acknowledges in favour of a third party that a certificate in writing signed by the Company that any instrument or act falls within the authority conferred by this clause 19 shall be conclusive evidence that such is the case.

19.6

The Executive agrees that the Executive’s work for the Company will be the Executive’s own original work and the Executive will not violate the intellectual property rights of third parties. The Company does not want and does not need any confidential information relating to any former employer of the Executive and the Executive agrees to not to copy, use or disclose such information.

20.	Payment in Lieu of Notice

20.1

The Company may, in its sole and absolute discretion, terminate the Executive’s employment under this Agreement at any time and with immediate effect by notifying the Executive that the Company is exercising its right under this clause 20 and that it will make a payment in lieu of notice (“PILON”) to the Executive. The Executive’s employment will terminate immediately and any PILON due to the Executive in accordance with the provisions of this clause 20 will be paid within 28 days. The PILON will be equal to the basic salary (as at the Termination Date) which the Executive would have been entitled to receive under this Agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less deductions required by law.

20.2	The Executive shall have no right to receive a PILON unless the Company has exercised its discretion in clause 20.1.

20.3

Notwithstanding clause 20.1, the Executive shall not be entitled to any PILON if the Company would otherwise have been entitled to terminate the Executive’s employment under this Agreement without notice in accordance with clause 21. In that case the Company shall also be entitled to recover from the Executive any PILON already made.

20.4

The Company may, in its sole discretion, make the payment due under clause 20.1 either as a lump sum within 28 days of the Termination Date or in monthly instalments in arrears paid on the normal payroll dates starting with the month following the Termination Date and ending on the normal payroll date in the month when notice of termination would have expired.

20.5

If the Executive commences Alternative Employment during the payment period, the Company shall be entitled to reduce the amount of each remaining instalment by 1/12th of the annual remuneration or fees to be paid to the Executive in respect of the Alternative Employment.

20.6

If the Company elects to pay by instalments in accordance with clause 20.4 the Executive shall use their best endeavours to obtain and commence Alternative Employment as soon as possible after the Termination Date and shall notify the Company immediately of their acceptance and the terms of any offer of Alternative Employment.

20.7

Notwithstanding anything to the contrary herein, the provisions of this paragraph shall apply to the extent the Executive is or becomes subject to U.S. income tax and the PILON provided herein or any other payment hereunder constitutes nonqualified deferred compensation within the meaning of Section 409A, and to the extent that such payment is payable upon the Executive’s termination, then such payments is subject to Section 409A of the U.S. Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). To the extent that the PILON or any other payment hereunder constitutes nonqualified deferred compensation within the meaning of Section 409A, and to the extent that such payment is payable upon the Executive’s termination of employment, then such payments shall not commence until the Executive has had a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder). Each instalment of the PILON (or any other payment hereunder) is intended to constitute a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the PILON is intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and the Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the PILON or any other payment hereunder that is subject to Section 409A and payable on account of the Executive’s separation from service shall be delayed until the earlier of (i) six (6) months and one day after the Executive’s separation from service, (ii) the Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to the Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. The parties acknowledge that the exemptions from application of Section 409A to the PILON are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of the PILON may preclude the ability of the PILON provided under this Agreement to qualify for an exemption. To the extent that the PILON or other benefits are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which the Executive may consider and sign the Release spans two calendar years, the payment of such severance payments and benefits will not be made or begin until the later calendar year. It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

20.8

For the purpose of this clause 20, “Release” means a settlement agreement or waiver in a form specified by Company which the Executive must sign to receive the PILON or any other severance payments or benefits (if any).

21.	Termination Without Notice

21.1

The Company may terminate the Executive’s employment under this Agreement with immediate effect without notice and with no liability to make any further payment to the Executive (other than in respect of amounts accrued at the Termination Date) if in the reasonable opinion of the Board the Executive:

21.1.1	is guilty of gross misconduct; or

21.1.2	commits any serious breach or non-observance of any of the provisions of this Agreement; or

21.1.3	repeats any breach or non-observance of this Agreement following notification from the Board;

21.1.4	refuses to comply with any reasonable and lawful directions of the Company; or

21.1.5	is grossly negligent or grossly incompetent in the performance of their duties; or

21.1.6	is declared bankrupt or makes any arrangement with or for the benefit of their creditors or has a county court administration order made under the County Court Act 1984; or

21.1.7	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

21.1.8	has breached the Quoted Company Requirements; or

21.1.9	is disqualified from acting as a director or resigns as a director from the Company or any Group Company without the prior written approval of the Board; or

21.1.10	is no longer eligible to work in the United Kingdom; or

21.1.11

is guilty of any fraud or dishonesty or acts in any manner which brings or is likely to bring the Executive or any Group Company into disrepute or is materially adverse to the interests of any Group Company; or

21.1.12	is absent from work due to ill health for more than 26 weeks in any 12 months.

21.2

The rights of the Company under clause 21.1 are without prejudice to any other rights that it might have at law to terminate the Executive’s employment or to accept any breach of this Agreement by the Executive as having brought the Agreement to an end. Any delay by the Company in exercising it rights to terminate shall not constitute a waiver thereof.

21.3

The Company may suspend the Executive from any or all of the Executive’s duties during any period in which the Company is investigating any disciplinary matter involving the Executive or while any disciplinary procedure or regulatory investigation is outstanding. Any such suspension shall not constitute disciplinary action. During any period of suspension, the Company may impose the same conditions that apply to Garden Leave.

22.	Garden Leave

22.1

Following service of notice to terminate the employment by either party, or if the Executive purports to terminate the employment in breach of contract, the Company may by written notice place the Executive on Garden Leave for the whole or part of the remainder of the employment.

22.2	During any period of Garden Leave:

22.2.1	the Company shall be under no obligation to provide any work to the Executive and may revoke any powers the Executive holds on behalf of any Group Company;

22.2.2

the Company may require the Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Executive, at such location (including the home of the Executive) as the Board may reasonably decide;

22.2.3	the Company may appoint another person to carry out the Executive’s normal duties;

22.2.4	the Executive shall continue to receive their basic salary but shall not be entitled to receive any bonus or other incentive in respect of the period of Garden Leave;

22.2.5	the Executive shall remain an employee of the Company and bound by the terms of this Agreement (including any implied duties of good faith and fidelity);

22.2.6	the Executive shall be contactable during each working day (except during any periods taken as holiday in the usual way);

22.2.7

the Company may exclude the Executive from any premises of any Group Company, require the Executive to return any Group Company property and remove the Executive’s access from some or all of its information systems; and

22.2.8

the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client or other business contact of any Group Company as it may reasonably determine.

23.	Obligations Upon Termination

23.1	On Termination or, if earlier, at the start of a period of Garden Leave following the service of notice or purported Termination by the Executive, the Executive shall:

23.1.1

immediately deliver to the Company all documents, books, materials, records, correspondence, papers, Copies, Confidential Information and other business information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys and any other property of any Group Company, which is in the Executive’s possession or control;

23.1.2

irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory (including on any personal computer, personal device, personal email account or web account), and all matter derived from such sources which is in their possession or under their control outside the premises of the Company;

23.1.3	provide such handover of their duties as the Company shall consider appropriate; and

23.1.4	provide a signed statement confirming full compliance with the obligations under clauses 23.1.1 to 23.1.3 to together with such reasonable evidence of compliance as the Company may request.

24.	Post Termination Restrictions

Schedule 1 shall take effect.

25.	Statutory Particulars

25.1

The Executive is subject to the Company’s disciplinary and grievance procedures, copies of which are available from the Company although the Board reserves the right to deviate from these procedures in light of the Executive’s seniority. These procedures do not form part of the Executive’s contract of employment.

25.2	If the Executive wishes to raise a grievance or appeal a disciplinary decision the matter should be raised in writing with the Board.

25.3	There is no collective agreement which affects the Executive’s employment or this Agreement.

25.4	The Company does not impose any mandatory training requirements in relation to the Executive and details of the Company’s policies regarding the provision of training are available from the Company.

25.5	The Company’s policies relating to paid time off work are available from the Company.

26.	Workplace Privacy

26.1	The Executive’s attention is drawn to the Company’s Privacy Notice which [has been provided to the Executive and is available from the Company Secretary.

26.2

The Executive consents to the Company monitoring their communication and electronic equipment including, without limitation, the Company’s telephone, chat and e-mail systems, information stored on the Company’s computer equipment (including all electronically stored information that is the property of the Company), recordings from the Company’s closed circuit television cameras and any other computer equipment or other device used by the Executive in the performance of their duties.

27. Payments for Loss of Office

27.1

In this clause 28, the terms “directors’ remuneration policy”, “remuneration payment” and “payment for loss of office” have the meanings given to them in section 226A(1) of the Companies Act 2006. Notwithstanding any other provision of this agreement or any entitlement or claim which the Executive may have under this agreement or any other agreement or obligation entered into by the Company or any third party:

27.1.1

if and to the extent that section 226B of the Companies Act 2006 applies to a remuneration payment at the time at which it is payable, or is proposed to be paid, to the Executive, no such payment shall be made unless it complies with the requirements of section 226B(1); and

27.1.2

if and to the extent that section 226C of the Companies Act 2006 applies to a payment for loss of office at the time at which it is payable, or is proposed to be paid, to the Executive, no such payment shall be made unless it complies with the requirements of section 226C(1).

27.2

In the event that any remuneration payment or payment for loss of office is made to the Executive in breach of section 226B or section 226C, as the case may be such payment shall be of no effect and shall be held by the Executive, or other recipient, on trust as set out in section 226E of the Companies Act 2006. The Company may make such arrangements for the recovery of any such payment as it, in its reasonable opinion, considers appropriate including by deduction from any payments of salary or other sums which are due to the Executive from the Company or any Group Company.

28.	General

28.1

The Executive will, at the request of the Company at any time after the Termination Date, co-operate and provide assistance to any Group Company in any internal investigation, administrative, regulatory, quasi-judicial proceedings or any threatened or actual litigation concerning any Group Company where the Executive is aware of any facts or other matters which the Company reasonably considers is relevant to such process or legal proceedings (including, but not limited to, giving a candid and accurate account of events, giving statements/affidavits, meeting with their legal and other professional advisers, attending any legal hearing and giving evidence).

28.2

If the Executive’s employment is terminated at any time by reason of any reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and the Executive is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, the Executive acknowledges and agrees that there shall be no claim against the Company or any undertaking arising out of or connected with such termination.

28.3

This clause 28.3 applies if the Executive subscribes for or is awarded shares in the Company or any Group Company or participates in any share option, restricted share, restricted share unit, long term incentive, carried interest, co-invest or any other form of profit sharing, incentive, bonus or equity plan or arrangement (each, an “Incentive”) or may do so. If on termination of this Agreement, whether lawfully or in breach of contract, the Executive loses any rights or benefits in relation to any Incentive that he held immediately prior to such termination of this Agreement which the Executive would not have lost had the Agreement not been terminated (for example, the Executive is not employed as at a vesting date and therefore options which would have vested on that date lapse) the Executive shall not be entitled to be compensated for any such loss and the Executive hereby irrevocably waives all claims or rights of action in respect of the loss of any rights or benefits under or in respect of any Incentive granted or not yet granted to the Executive (including any loss relating to the lapse of, or their ineligibility to exercise, any share options, the value of any shares, the operation of any compulsory transfer provisions or the operation of any vesting criteria).

28.4

Upon Termination, the Executive’s rights (if any) in respect of each Incentive shall be solely determined by the articles of association, rules or other documents governing each Incentive which are in force on the Termination Date.

28.5

A notice given to a party under this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given for that party in this Agreement, in the case of the Executive to their personal email address or as otherwise notified in writing to the other party. A notice given by email shall be deemed to take effect one hour after it is sent, a notice sent by first class post shall be deemed to take effect on the next working day and notice sent by courier upon delivery at the address in question. A notice required to be given to the Company under this Agreement shall not be validly given if sent by email.

28.6

This Agreement and any document referred to in it constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter (including without limitation your previous contract of employment dated 1 December 2018).

28.7

The Executive agrees that in entering into this Agreement the Executive does not rely on and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not expressly set out in this Agreement. The Executive waives any claim for innocent or negligent misrepresentation or negligent misstatement including in respect of any statement set out in this Agreement.

28.8	No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

28.9	The Executive shall not be contractually entitled to receive any benefit from the Company which is not expressly provided for by this Agreement.

28.10

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same agreement.

28.11

The Contracts (Rights of Third Parties) Act 1999 shall only apply to this Agreement in relation to any Group Company. No person other than the parties to this Agreement and any Group Company shall have any rights under it and it will not be enforceable by any person other than those parties.

28.12

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England.

28.13

Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

Executed and delivered as a Deed by the Executive and executed as an Agreement under hand by the Company on the date stated at the beginning of this Agreement.

Signed by	Signature
for and on behalf of ACHILLES THERAPEUTICS PLC

Signed as a deed by IRAJ ALI in the presence of:	Signature

Witness’s Signature

Name of witness
Address of witness

Occupation of witness

SCHEDULE 1

POST TERMINATION RESTRICTIONS

(1)	In this Schedule, the following terms not otherwise defined in the Agreement shall have the following meanings unless the context requires otherwise:

“Look Back Period” the period of 12 months before the Termination Date;

“Restricted Business” those parts of any business carried on by the Company or any Group Company, including but not limited to development and commercialization of neoantigen-related cancer therapies and vaccines with which the Executive was either:

(a)	involved to a material extent; or

(b)	privy to Confidential Information,

in each case during the Look Back Period.

“Restricted Client” any firm, company or person who, during the Look Back Period was either a client or customer of or was otherwise in the habit of dealing with the Company or any Group Company and with whom or which the Executive either:

(a)	had material personal contact; or

(b)	was privy to Confidential Information,

in each case during the Look Back Period.

“Restricted Prospective Client” any firm, company or person who was a prospective client or customer of the Company or any Group Company with whom or which the Company or any Group Company has been in negotiations during the Look Back Period or had expended significant time or resources and with whom or which the Executive:

(a)	had material personal contact; or

(b)	was privy to Confidential Information,

in each case during the Look Back Period.

“Restricted Person” anyone employed or engaged by or otherwise working for the benefit of the Company or any Group Company and either the Executive:

(a)	personally dealt to any material extent; or

(b)	was privy to Confidential Information,

in each case during the Look Back Period.

“Supplier” any person, firm, company or other entity who or which at any time during the Relevant Period: (i) supplied products or services (other than utilities and products or services supplied for administrative purposes) to the Company or any Group Company including any manufacturer or distributor or collaborator or (ii) was negotiating with the Company or any Group Company to supply products or services (other than utilities and products or services supplied for administrative purposes) to the Company or any Group Company, and in each case with whom or which the Executive or any person who reported directly to them had material dealings at any time during the Look Back Period.

(2)

In order to protect the Confidential Information, trade secrets and business connections of the Company and each Group Company to which the Executive has access as a result of the employment, the Executive covenants with the Company (for itself and as trustee and agent for each Group Company) that the Executive shall not:

(a)

for 12 months after the Termination Date, in competition with any Restricted Business solicit or endeavour to entice away from the Company or any other Group Company the business or custom of a Restricted Client; or

(b)

for 12 months after the Termination Date, in the course of any business concern which is in competition with any Restricted Business, be involved with the provision of products or services to (or otherwise have any business dealings with) any Restricted Client; or

(c)

for 12 months after the Termination Date, in competition with any Restricted Business solicit or endeavour to entice away from the Company or any other Group Company the business or custom of a Restricted Prospective Client; or

(d)

for 12 months after the Termination Date, in the course of any business concern which is in competition with any Restricted Business, be involved with the provision of products or services to (or otherwise have any business dealings with) any Restricted Prospective Client; or

(e)

for 12 months after the Termination Date, in the course of any business concern, offer to employ or engage or otherwise endeavour to entice away from the Company or any other Group Company any Restricted Person; or

(f)

for 12 months after the Termination Date, in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement; or

(g)

for 12 months after the Termination Date, be employed by, work for the benefit of, engaged by, interested in or concerned with any trade or business concern which is (or intends to be) in competition with any Restricted Business for the purposes of providing services the same as or similar to those they provided to the Company or any Group Company. Examples of businesses considered to be competitive with a Restricted Business include but are not limited to the following companies: Iovance Biotherapeutics Incorporated, BioNTech SE, PACT Pharma Incorporated and Gritstone Oncology Incorporated; or

(h)

for 12 months after the Termination Date, either on his own account, or on behalf of any business concern which is (or intends to be) in competition with any Restricted Business, directly or indirectly induce, solicit or entice or endeavour to induce, solicit or entice any Supplier to cease conducting business with the Company or any Group Company or to reduce the amount of business conducted with the Company or any Group Company or adversely to vary the terms upon which any business is conducted with the Company or any Group Company.

(3)

The Executive covenants with the Company (for itself and as trustee and agent for each Group Company) that the Executive shall not at any time after the Termination Date, represent any connection with any Group Company in any Capacity, other than as a former employee, or use any registered business names or trading names associated with any Group Company.

(4)	None of the restrictions in this Schedule shall prevent the Executive from holding a Permitted Investment.

(5)	The restrictions imposed on the Executive by this Schedule apply to the Executive acting:

(a)	directly or indirectly; and

(b)	in any Capacity, on their own behalf or on behalf of, or in conjunction with, any firm, company or person.

(6)	The periods for which the restrictions in paragraph (2) above apply shall be reduced by any period that the Executive spends on Garden Leave immediately before the Termination Date.

(7)

The Executive agrees that the restrictions contained in this Schedule shall apply in relation to all Restricted Clients notwithstanding that such Restricted Clients may have been introduced to the Company or any Group Company by the Executive.

(8)

If the Executive receives an offer to be involved in a business concern in any Capacity during employment, or before the expiry of the restrictions set out in paragraph (2) above, the Executive shall give the person making the offer a copy of this Schedule and shall tell the Company the identity of that person as soon as possible after accepting the offer.

(9)

Each sub-paragraph (2)(a) to (2)(h), each definition set out in this Schedule, each limb of each such definition and each operative word within each sub-paragraph or definition is agreed to be a separate and severable restriction, notwithstanding that they are combined together for the sake of brevity. The parties agree that if any such restrictions shall be held to be void but would be valid if part of: (a) the wording of such restriction were deleted, such restriction shall apply with such deletion (including but not limited to a single word or words) as may be necessary to make it valid or effective; and (b) the wording of any definition were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective but the deletion in that definition shall not apply to any other restriction, so that each definition is deemed to be repeated each time it is used. The parties agree that if any such restrictions shall be held to be void on account of its duration, the duration of each restriction shall take effect as if reduced by a month, until the resulting period shall be valid and enforceable.

(10)

If the employment of the Executive is transferred to any firm, company, person or entity other than a Group Company (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Executive will, if required, enter into an agreement with the New Employer containing post termination restrictions corresponding to those restrictions in this Schedule, protecting the confidential information, trade secrets and business connections of the New Employer.

(11)

The Executive enters into each of the restrictions in this Schedule for the benefit of the Company on its own behalf and as trustee for each Group Company. The Executive will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which the Executive agrees to be bound by restrictions corresponding to those restrictions in this Schedule in relation to that Group Company.

(12)

The Executive has had the opportunity to obtain legal advice on the terms of this Agreement. The Executive acknowledges that the restrictions are necessary to protect the legitimate interests of the Group and are reasonable in scope and duration.

(13)

The Executive acknowledges that if the Executive breaches the restrictions set out in this Schedule the Company will suffer irreparable loss, damages will not be an adequate remedy and the Company should be entitled to injunctive relief.